SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 04/30/05
FILE NUMBER 811-05426
SERIES NO.: 16

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A                      4,100
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B                      1,017
              Class C                      1,089
              Class R                          7
              Institutional Class            229

74V.     1.   Net asset value per share (to nearest cent)
              Class A                  $   11.91
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B                  $   11.81
              Class C                  $   11.81
              Class R                  $   11.88
              Institutional Class      $   11.95